Exhibit 99.2

ARES CAPITAL CORPORATION ANNOUNCES

PRIVATE OFFERING OF UNSECURED CONVERTIBLE NOTES

NEW YORK— January 23, 2017—Ares Capital Corporation (NASDAQ: ARCC) announced that it plans to make a private offering of $250 million aggregate principal amount of its Convertible Notes due 2022 (the “Convertible Notes”).  Ares Capital also plans to grant the initial purchasers an option to purchase up to an additional $37.5 million principal amount of the Convertible Notes.  The Convertible Notes will be offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to Rule 144A under the Securities Act.

The Convertible Notes are unsecured, expected to pay interest semiannually and will be convertible under specified circumstances based on a conversion rate to be determined. Upon conversion, Ares Capital will pay or deliver, subject to the terms of the documents governing the Convertible Notes, cash, shares of Ares Capital’s common stock or a combination of cash and shares of common stock, at Ares Capital’s election. Ares Capital will not have the right to redeem the Convertible Notes prior to maturity. The Convertible Notes are expected to mature on February 1, 2022, unless repurchased or converted in accordance with their terms prior to such date.  The interest rate, conversion rate and other financial terms of the Convertible Notes will be determined by negotiations between Ares Capital and the initial purchasers.

Ares Capital expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its debt facilities. Ares Capital may reborrow under its debt facilities for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective.

Neither the Convertible Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act. Neither the Convertible Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is not an offer to sell any securities of Ares Capital and is not soliciting an offer to buy such securities in any state where such offer and sale is not permitted. It is issued pursuant to Rule 135c under the Securities Act.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and as of September 30, 2016, was the largest BDC by total assets and market capitalization. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, leading global alternative asset manager.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl G. Drake

Jana Markowicz
Ares Capital Corporation
888-818-5298